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                                  EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of General Cable Corporation on Form S-8 of our report dated January 29, 2001 (except for Note 21, as to which the date is March 8, 2001)(which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the method of accounting for the Company's North American non-metals inventory from the first-in first-out (FIFO) method to the last-in first-out (LIFO) method effective January 1, 2000), appearing in the Annual Report on Form 10-K of General Cable Corporation for the year ended December 31, 2000.

Deloitte & Touche LLP
Cincinnati, Ohio
April 12, 2001